FOR IMMEDIATE RELEASE

    Harold's Stores, Inc. Reports Second Quarter 2006 Sales
                            Results

Dallas, TX - August 3, 2006 - Harold's Stores, Inc. (OTCBB symbol: HLDI), a chain of upscale ladies' and men's specialty apparel stores, announced today sales results for the second quarter and year-to-date periods ended July 29, 2006.

For the quarter, overall sales were $19.3 million, compared to $20.3 million for the same period in the previous year, a decrease of 5.0%. Total comparable store sales were down 9.4%, 9.2% in the full-line stores and 13.3% in the outlets. Direct sales (internet and catalog) were $1.2 million, nearly double last year's level of $670,000.

For the year-to-date, overall sales were $40.4 million, compared to $44.3 million for the same period in the prior year, a decrease of 8.8%. Total comparable store sales were down 13.3%, 13.6% in the full-line stores and 8.3% in the outlets. Direct sales (internet and catalog) were $2.4 million, up 47% from the year ago level of $1.6 million.

"During the second quarter, response to our spring and summer merchandise was below our expectations," said Leonard Snyder, Interim Chief Executive Officer. "While sales for the quarter reflected an improvement over results for the first quarter, they were nevertheless disappointing. We have been and remain aggressive in clearing our spring and summer merchandise, some of which we feel wasn't brand appropriate." Snyder continued, "Our fall season apparel, which features the Company's classically-inspired traditional looks, will be in all full price stores during the first week of August."

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (OTCBB symbol: HLDI) currently operates 42 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045